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Ameren News Release
One Ameren Plaza
1901 Chouteau Avenue
St. Louis, MO 63103

Contact:


Investor:                  Media:
Lynn Barnes                Susan Gallagher
(314) 554-4829             (314) 554-2175


                AMEREN CORPORATION DISCLOSES CHARGE THAT REDUCES
          1997 EARNINGS; CAUTIONS ABOUT POTENTIALLY LOWER 1998 EARNINGS

     St. Louis, Mo., Jan. 20, 1998---Ameren Corporation (NYSE: AEE), created by the merger of Union Electric Company and CIPSCO Incorporated, today disclosed that the company will record an extraordinary charge to earnings in the fourth quarter of 1997. Ameren management also cautioned that 1998 earnings will likely be lower than expected 1997 earnings, excluding the fourth quarter charge.
     Recent legislative action resulted in the extraordinary charge to fourth quarter, 1997 earnings. In December 1997, the governor of Illinois signed electric industry restructuring legislation that introduces competition for electric energy in Illinois. The law includes a 5% rate decrease for the company's Illinois electric residential customers, beginning in August 1998. If the company does not keep its rates below the Midwest average, the company would then be subject to additional rate decreases in the years 2000 and 2002. The new law also includes the phasing-in of retail direct access, which allows customers to choose their electric generation supplier; the potential recovery of a portion of stranded costs; and the option to eliminate the fuel adjustment clause, among other provisions.
     In a  related  matter,  in  November  1997,  the  Illinois  Third  District
Appellate Court reversed a December 1996 order of the Illinois Commerce Commission (ICC) related to the restructuring of a coal contract with a major supplier. That ICC order allowed recovery of a restructuring payment through the fuel adjustment clause. In December 1997, the company requested a rehearing by the court; that rehearing was denied this month. The company expects to appeal this decision to the Illinois Supreme Court.
     After evaluating the impact of the new law and taking into consideration the recent appellate court decisions, Ameren management has determined that it will be necessary to write-off the net generation-related regulatory assets of its Illinois businesses in the fourth quarter of 1997. The company expects this extraordinary charge to reduce earnings approximately $52 million, net of income taxes, or 38 cents per share. Actual 1997 earnings will be reported in early February 1998.
     Ameren management also believes that 1998 earnings will likely be lower than 1997 earnings, excluding the extraordinary fourth quarter charge. Earnings for 1998 are expected to fall within the range of $2.50 to $2.75 per share. Ameren management cited a number of contributing factors for the likely earnings decline:
   - Lower revenues. Lower revenues result primarily from rate reductions to Illinois electric residential customers, due to recent restructuring legislation, and an expected fall 1998 rate reduction to all Missouri electric customers. The reduction to Missouri customers is tied to the extension of the company's current alternative rate regulation plan.
   - Higher operations and maintenance expenses. Contributing factors include information systems-related costs, including those expenses the company expects to incur in addressing issues associated with adapting computer systems so that they are Year 2000 compliant, the scheduled refueling outage at the Callaway Nuclear Plant (to begin in April 1998), as well as other operating expenses. All of these expenses more than offset merger cost savings at this time.
   - Merger-related expenses. In 1997, prior-period merger expenses related to the company's Missouri jurisdiction were reversed and capitalized, based upon a Missouri Public Service Commission order, which had the effect of increasing 1997 income. These capitalized merger costs will be amortized to expense in future periods.
   - Start-up costs associated with the formation of Ameren Energy, Inc., the company's new power marketing and energy services subsidiary. Further, management believes that, as a result of changes in circumstances, the recent merger with CIPSCO Incorporated will be moderately dilutive to former Union Electric shareholders.

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     In addition, Ameren management believes that earnings pressure may continue beyond 1998 as the company and the entire electric utility industry address the impact of a number of issues, including potentially lower revenues and higher
operating  expenses   associated  with  industry   restructuring,   as  well  as
potentially higher capital expenditures and operating expenses related to new air quality standards.
     "Earnings pressure is going to be an issue that we, and others in the electric utility industry, will face in the foreseeable future. As for this situation's impact on our dividend, I can only say that we continue to expect that Ameren will adopt Union Electric's historical dividend rate and that we have no current plans to change that rate. However, we will continue to reassess the dividend as competition in our industry unfolds. To address the earnings issue, we are taking steps now to accelerate merger cost savings and realize other expense reductions. We are also actively seeking earnings opportunities through the formation of Ameren Energy," said Charles W. Mueller, Ameren chairman, president and chief executive officer.
     With assets of approximately $9 billion, Ameren serves 1.5 million electric customers and 300,000 natural gas customers in a 44,500-square-mile area of Missouri and Illinois. Ameren Corporation is based in St. Louis.

                                      * * *
     Safe Harbor Statement Statements made in this press release which are not based on historical facts, are forward-looking and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions and financial performance. In connection with "Safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the company is providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. Factors include, but are not limited to, the effects of regulatory actions; changes in laws and other governmental actions; competition; future market prices for electricity; average rates for electricity in the Midwest; business and economic conditions; weather conditions; fuel prices and availability; generation plant performance; monetary and fiscal policies; and legal and administrative proceedings.


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